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                                                                     Exhibit 2.1

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement") is entered into this 22nd day of December, 1998 (the "Effective Date"), by and among (i) McElroy Electronics Corporation, a Massachusetts corporation, as seller ("Seller"); and
(ii) Minnesota Southern Wireless Company, a Minnesota corporation, as buyer ("Buyer"), and Hickory Tech Corporation, a Minnesota corporation, as guarantor of the obligations of Buyer hereunder ("Guarantor"). Seller, Buyer, and Guarantor are sometimes referred to herein each individually as a "party" and collectively as the "parties."

                                    RECITALS

     A. Seller holds a one hundred percent (100%) interest in the Radio Station Authorization granted by the Federal Communications Commission ("FCC") (the "FCC Authorization") for Cellular Radiotelephone Service ("CRS") Station KNKR320 (Frequency Block A2, Market No. 15 [A2]), in a portion of the Minneapolis-St. Paul Metropolitan Statistical Area designated as "unserved area," which area is more particularly described on the map attached hereto as EXHIBIT A as "McElroy 1988 Authorized CGSA" and "McElroy Pending CGSA" (the "Market"), and in related assets and obligations (together with the FCC Authorization, and as further defined in Section 1 below, the "System Assets") used to operate or useful in the operation of the Cellular System serving the market (the "System"). The System Assets are more particularly described in SCHEDULE 1 attached hereto.

     B. Seller has determined to sell to Buyer all of its interest in the System Assets, and Buyer has determined to purchase from Seller all of its interest in the System Assets, subject to FCC approval of the Assignment Application, as defined in Section 8.1.1 below, for assignment of the FCC Authorization to Buyer (the "FCC Approval"), and the other terms and conditions of this Agreement as set forth below. Seller has obtained FCC approval of the Major Modification Application as defined in Section 6.7 below. A copy of the amended FCC filing for major modification depicting the Cellular Geographic Service Area of CRS Station KNKR320 to be covered by the composite 32 dBu contours is attached hereto as EXHIBIT A-1. Seller has agreed to proceed diligently with the construction of the System from the Effective Date through the time of closing, to assure completion of the System prior to November 6, 1999.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:


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     1. PURCHASE AND SALE. Subject to the terms and conditions hereof, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire, accept and assume from Seller, Seller's interest in and selected obligations under the System Assets, in accordance with the "Bill of Sale, Assignment and Assumption" attached hereto as EXHIBIT B, which will be executed by the parties as of the Closing Date, as defined in Section 2 below. The System Assets include, but are not necessarily limited to, the assets identified on SCHEDULE 1 attached hereto. The obligations relating thereto, which Buyer has agreed to assume (the "Permitted Encumbrances"), are identified on SCHEDULE 2 attached hereto.

     2. CLOSING.

        2.1 CLOSING DATE. Unless the contingencies specified in Section 6 and
Section 7 below have not been satisfied, the closing of the transactions contemplated by this Agreement (the "Close" or "Closing") shall occur at the offices of Hickory Tech Corporation at 221 East Hickory Street, Mankato, Minnesota 56001 on the date that is five (5) business days after the date that the FCC Approval becomes a Final Order, as described in Section 6.3 below, or at such other time and place as the parties shall mutually agree. The date at which the Closing occurs is referred to herein as the "Closing Date."

        2.2 DOCUMENTS DELIVERED BY SELLER. On or before 10:00 a.m. Eastern Time on the Closing Date, Seller shall deliver to Buyer the following:

                              i. A fully executed (in counterpart, if
                    applicable) Bill of Sale, Assignment and Assumption (in form of EXHIBIT B) transferring Seller's interest in the System Assets to Buyer;

                              ii. Updated EXHIBIT E-1, Litigation Disclosure
                    (Seller);

                              iii. Updated EXHIBIT F, List of Contracts;

                              iv. Updated EXHIBIT M, Build-out Plan;

                              v. Certificate of Authority (in form of EXHIBIT
                    N-1);

                              vi. Updated SCHEDULE 1, System Assets;

                              vii. Updated SCHEDULE 2, Permitted Encumbrances;

                              viii. Updated SCHEDULE 3, Divisional Financial
                    Statements;

                              ix. Updated SCHEDULE 4, Employee List;

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                              x. Written opinions of Seller's corporate counsel,
                    the LLC's (as defined below) corporate counsel and Seller's and the LLC's Federal Communications Commission counsel (in forms of EXHIBITS G-1, G-2 and G-3), pursuant to Section 6.5 below;

                              xi. Purchase Price Allocation made pursuant to
                    Internal Revenue Code Section 1060 on IRS Form 8594;

                              xii. Evidence of maturity of FCC Approval to a
                    Final Order;

                              xiii. Seller's written confirmation that the
                    Escrow Agent has disbursed the funds escrowed under the terms of the Escrow Agreement;

                              xiv. A Certificate of Good Standing issued by the
                    Secretary of State of the State of Massachusetts, indicating that the corporate status of Seller is in good standing, and evidence satisfactory to Buyer that Seller is qualified to do business in the State of Minnesota;

                              xv. Original contracts, leases, agreements and
                    other documentation relating to the System and the System Assets, as then exists in operation or under construction;

                              xvi. A fully executed non-competition agreement in
                    the form of EXHIBIT ___ ___ ___ ___ ___ K hereto; and

                              xvii. Such other items and instruments as are
                    required by this Agreement and may be necessary to accomplish the Closing in accordance with this Agreement.

Seller is delivering to Buyer the following documents concurrently with the execution of this Agreement:

                              i. An executed original of the Multiple Advance
                    Promissory Note (in form of EXHIBIT I) in the original amount of $6,000,000, pursuant to which the Seller's build out obligations will be financed;

                              ii. Seller's original executed counterpart of the
                    Security Agreement (in form of EXHIBIT J-1 ) and Financing Statements, securing the advances made under the Promissory Note and perfecting the security interest granted therein; and

                              iii. Seller's original executed counterpart of the
                    Escrow Agreement (in form of EXHIBIT C), pursuant to which the Deposit (as defined below) will be held in escrow.

Seller will deliver to Buyer the following documents concurrently with the assignment of Seller's rights and obligations under this Agreement to the LLC pursuant to Section 12.2 below:

                              i. A copy of an executed bill of sale, assignment
                    and assumption assigning Seller's rights and obligations with respect to the System Assets and under this Agreement to the LLC (in form of EXHIBIT O);


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                              ii. An executed original of the pledge agreement
                    (in form of EXHIBIT J-2) and corresponding financing statements, pursuant to which Seller will pledge its membership interests in the LLC to Buyer;

                              iii. An executed original of a security agreement
                    (in form of EXHIBIT J-3) and financing statements, pursuant to which the LLC will secure the Promissory Note; and

                              iv. An executed original of a guaranty (in form of
                    EXHIBIT P), pursuant to which Seller will guaranty the LLC's obligations under this Agreement.

        2.3 CLOSING DOCUMENTS DELIVERED BY BUYER. On or before 10:00 a.m. Eastern Time on the Closing Date, Buyer shall deliver to Seller the following:

                              i. The Final Payment, as defined in and in
                    accordance with Section 3.2 below, together with evidence that the Escrow Agent has disbursed the funds escrowed under the terms of the Escrow Agreement;

                              ii. Buyer's original executed counterpart of the
                    Bill of Sale, Assignment and Assumption (in form of EXHIBIT
                    B) accepting Seller's interest in the System Assets and assuming the Permitted Encumbrances;

                              iii. A written opinion of Buyer's counsel (in the
                    form of EXHIBIT H) pursuant to Section 7.5 below;

                              iv. Updated EXHIBIT E-2, Litigation Disclosure
                    (Buyer), reflecting any changes or modifications from the Effective Date to the Closing Date;

                              v. Purchase Price Allocation made pursuant to
                    Internal Revenue Code Section 1060 on IRS Form 8594;

                              vi. Certificates of Good Standing issued by the
                    Secretary of State of the State of Minnesota, evidencing that the corporate status of both the Buyer and Guarantor are in good standing as of the Closing Date;

                              vii. A fully executed original of the Guaranty (in
                    form of EXHIBIT L);

                              viii. Certificate of Authority (in form of EXHIBIT
                    N-2); and

                              viii. Such other funds and other items and
                    instruments as are required by this Agreement and may be necessary to accomplish the Closing in accordance with this Agreement.

Buyer is also delivering the following document concurrently with the execution of this Agreement:

                              i. Buyer's original executed counterpart of the
                    Escrow Agreement (in form of EXHIBIT C), signed by both Buyer and the Escrow Agent.


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     3. PURCHASE PRICE. In consideration of the sale, transfer, conveyance, assignment and delivery of the System Assets at the Closing, Buyer shall pay to Seller Thirty-Seven Million Five Hundred Thousand and 00/100 Dollars ($37,500,000.00), PLUS the balance of the Loan (including principal and any accrued interest thereon) outstanding on the Closing Date for the build-out of the System as contemplated in Section 8.2.2 below (the "Purchase Price"), all payable as follows:

        3.1 DEPOSIT.

        A total of Two Million Eight Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($2,812,500.00) (including all interest accrued thereon, the "Deposit"), to be paid on the Effective Date by a wire transfer of immediately available funds, to Norwest Bank Minnesota, N.A. or another mutually acceptable third party ("Escrow Agent"), to be held in escrow in an interest bearing account by Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as EXHIBIT C (the "Escrow Agreement"), to be applied (principal and accrued interest) against the Purchase Price at Closing. The Escrow Agreement will outline the conditions of escrow more specifically, but, in general, the escrow deposit will be forfeitable only if Buyer fails to close this transaction with Seller due to conditions under the control of Buyer. By way of example only, if Buyer does not achieve a financing arrangement, and as a result the Closing does not take place in accordance with Section 2 above, then the Deposit shall be forfeited to Seller. If, however, Closing does not take place due to conditions not under the control of Buyer, then the Deposit shall be refundable to Buyer. For instance, if the FCC does not provide or denies the necessary consent to the assignment of the FCC Authorization or Seller does not receive other necessary approvals, and as a result the Closing does not take place by September 30, 1999, then (except where such delay or denial results from an adverse finding as to the character qualifications of Buyer or other circumstances within the control of Buyer, in which case the Deposit shall be forfeited to Seller) the Deposit shall be refunded to Buyer.

        3.2 FINAL PAYMENT.

            3.2.1. The Purchase Price, (i) MINUS the Deposit, and (ii) MINUS the balance of the Loan (including principal and any interest accrued thereon) outstanding on the Closing Date for the build-out of the System contemplated under Section 8.2.2. below (the "Final Payment"), to be paid at the Closing Date by Buyer by a wire


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transfer of immediately available funds, to an account or accounts identified in writing by Seller at least five (5) business days prior to the Closing
Date.

        3.3 PURCHASE PRICE ALLOCATION.

        On or before the Closing Date, Seller and Buyer shall cooperate in the preparation of a jointly-prepared IRS Form 8594 (the "Purchase Price Allocation Schedule") allocating the Purchase Price (including, for purposes of this
Section 3.3, any other consideration paid by Buyer and any assumed liabilities) among the purchased System Assets in accordance with Section 1060 of the Internal Revenue Code. Each party agrees to file the IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Purchase Price Allocation Schedule.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations and warranties to Buyer, each of which is true in all material respects as of the Effective Date and will be true in all material respects as of the Closing Date.

        4.1 ORGANIZATION IN GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, and has the full power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and any other agreements or documents executed in connection herewith and to consummate the transactions contemplated hereby.

        4.2 AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby do not violate the articles of organization or bylaws of Seller, as such corporate documents have been from time to time amended as of the Effective Date. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not: (a) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to accelerate any obligation under, or (iv) result in a violation of, any law, statute, ordinance, rule or regulation applicable to Seller or the System Assets, or any agreement, mortgage, indenture, judgment or decree to which the Seller or any of the System Assets are subject (whether upon giving of notice or lapse of time or both) where the result of any such conflict, breach, default, acceleration or violation will have a material adverse effect on the System Assets (for purposes of this Agreement, a material adverse effect is deemed to result from an occurrence or event that would cause loss or liability to the System in excess of $25,000 for


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each occurrence, or $100,000 when aggregated with the losses and liabilities caused by all other acts or occurrences constituting a breach hereunder, or which would cost in excess of $25,000 to remedy or correct, or $100,000 when aggregated with the costs to remedy or correct all other acts or occurrences constituting a breach hereunder) or (b) result in the creation of a lien, security interest, charge or encumbrance upon the System Assets. As used in this Agreement, "System Assets" means all rights, plans and assets (both tangible and intangible) related to the System, including, but not limited to, the FCC Authorization and all other governmental or regulatory authorizations, permits, licenses and applications necessary or appropriate to own and operate the System, and any customer accounts, contract rights, equipment, facilities, real property and good will associated therewith.

        4.3 TITLE. Seller is the exclusive owner of, and has good and marketable title to (either fee or leasehold interest), all of the System Assets, and none of the System Assets is subject to a contract of sale or to security interests, mortgages, encumbrances, liens or charges of any kind or character ("Liens") that will not be discharged at Closing. Any and all contract rights, leases and other intangible assets are valid and enforceable by Seller in accordance with their terms (except insofar as such enforcement may be limited by applicable principles of bankruptcy, insolvency and other principles relating to or limiting the rights of contracting parties generally).

        4.4 CONSENTS. No provision of any material contract, lease, trust agreement, mortgage, indenture or other agreement or instrument to which Seller is a party or is subject or by which any of its System Assets is bound, requires the consent or authorization of any other person or non-governmental entity as a condition precedent to the consummation of the transaction contemplated by this Agreement, unless such consent is obtained by closing.

        4.5 GOVERNMENTAL CONSENTS. Except for the FCC Approval and expiration or termination of the Hart-Scott-Rodino waiting period following proper notification, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required to be obtained in connection with the transfer of the System Assets contemplated by this Agreement.

        4.6 LICENSES, CERTIFICATES AND PERMITS.

            4.6.1. Seller has all cellular licenses and authorizations from the FCC to operate the System (I.E., the FCC Authorization). The FCC Authorization is disclosed on EXHIBIT D, which also contains a true and complete copy of the public notice of grant of the FCC Authorization, which FCC Authorization is in full force


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and effect. It is understood that (i) any Common Carrier Fixed Point-to-Point
Microwave Radio Service ("PPMRS") licenses necessary to the build-out and operation of the System will be licensed to Buyer, and prior to the Closing Seller in turn will lease from Buyer, at no charge, sufficient capacity pursuant to such licenses to enable Seller to backhaul signals from the cell sites to the switch, and (ii) in the event Closing does not occur, then Buyer will assign the PPMRS licenses to Seller at no cost, subject to and conditioned upon prior receipt of all required FCC and other regulatory approvals, all of which will be pursued diligently by both Buyer and Seller. There are no pending modifications, amendments or revocation proceedings which would adversely affect the operation of the System. All fees due and payable to governmental authorities pursuant to the FCC Authorization have been paid. No event has occurred which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation of the FCC Authorization. Seller is in compliance in all material respects with and is not in default under the terms of the FCC Authorization. There is no condition, event or occurrence existing, or, to Seller's actual knowledge, no proceeding threatened or being conducted, which would cause the termination, suspension or cancellation of the FCC Authorization. All actions taken by Seller in connection with the System have been and are being conducted in all material respects to protect the FCC Authorization. The initial application, as amended, for the FCC Authorization neither contains an untrue statement of material fact nor omits to state a material fact necessary to make the statements contained therein not misleading.

            4.6.2. Seller is in full compliance with any applicable Federal law, any applicable state or local law or ordinance, and any applicable state public utilities commission rules and regulations, except where failure to comply will not have a material adverse effect on the System Assets.

            4.6.3. To Seller's actual knowledge, no actions have been taken by any entity or person, including Seller, which could reasonably be expected to lead to the revocation of any licenses, certificates, permits, authorizations, franchises or rights of Seller granted by governmental regulatory or administrative agencies or authorities, prior to expiration thereof.

        4.7 FCC AND OTHER GOVERNMENTAL REPORTS AND APPLICATIONS. All material reports and applications required to be filed with the FCC and all other governmental or administrative authorities by Seller with respect to the System have been filed and are accurate and complete in all material respects.


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        4.8 LITIGATION. Except as set forth on attached EXHIBIT E-1, there is no action, suit, proceeding, investigation or inquiry at law or in equity in or before any federal, state or local court or governmental or regulatory authority or private arbitration tribunal pending or threatened against Seller which individually or in the aggregate would have a material adverse effect on the transactions contemplated by this Agreement.

        4.9 CONTRACTS. EXHIBIT F attached hereto lists all insurance policies owned by or covering the System Assets for risks of the System. All such policies are in full force and effect, and all premiums on such policies due prior to the date hereof have been paid. Seller has not received notice that any such insurance is in default, will be canceled or not be renewed. Also set forth on EXHIBIT F hereto is a true and complete list of all material agreements (including volume purchase agreements), contracts (including vendor contracts), commitments, letters of engagement and arrangements, written or oral, to which Seller is a party, including, without limitation, all such documents with respect to the System Assets or by which the System Assets are bound (collectively, "Contracts"). All Contracts are either valid, binding and enforceable in accordance with their respective terms (except insofar as such enforcement may be limited by applicable principles of bankruptcy, insolvency and other principles relating to or limiting the rights of contracting parties generally) or are immediately terminable by Seller without any penalty, charge or claim. Seller is not in material default under any Contract, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a material default by Seller under any Contract. Buyer shall assume all obligations and liabilities of Seller under all Contracts listed on
SCHEDULE 2 hereto to the extent such obligations and liabilities pertain to periods after the Closing.

        4.10 NO FINDER'S FEES. Seller has not retained any broker, finder or agent, or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement. If a broker or finder claims that it represented Seller and that it is entitled to a commission or finder's fee, then Seller shall indemnify, protect, defend and hold harmless Buyer from all loss, claim, expense and liability arising out of such claim, including reasonable attorney's fees.

        4.11 OPERATION OF SYSTEM. Seller will not, following the execution of this Agreement, operate the System other than in the ordinary course of business and consistent with the build-out of the System, and Seller will not take any action that will negatively impact the beneficial business relationships with customers, suppliers or others


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having business dealings with Seller relating to the System. Seller agrees it will not (other than in the ordinary course of business or in connection with the build-out of the System): (a) make any business decisions which could adversely affect the System or the System Assets; (b) sell, transfer or assign any of the System Assets or permit the creation of any encumbrance on any System Asset; (c) permit the amendment or cancellation of any Contract which affects the System; (d) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to the System, if such contract, commitment, indebtedness, liability or obligation, by its terms, will materially affect the System and will survive the Closing; or (e) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement. Seller will deliver to Buyer copies of its monthly Divisional Financial Statements (defined below) regarding the System as reasonably requested by Buyer between the Effective Date and the Closing Date.

        4.12 NO OPTIONS ON ASSETS. There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the System or any of the System Assets.

        4.13 FINANCIAL STATEMENTS. The unaudited financial statements of the System (the "Divisional Financial Statements") for the eleven (11) month period ended November 30, 1998 (the "Interim Date") (copies of which are attached hereto as SCHEDULE 3):

                              (i) are in accordance with the books and accounts
                    of Seller as at the Interim Date;

                              (ii) are true and correct in all material respects
                    and present fairly the financial position of the System as at the Interim Date;

                              (iii) have been prepared in accordance with
                    generally accepted accounting principles consistently applied with previous years' calculations; and

                              (iv) present fairly all of the assets and
                    liabilities related to the System as at the Interim Date.

        4.14 INTELLECTUAL PROPERTY. Except as disclosed on SCHEDULE 2 hereof, the Seller is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens), its intellectual property pertaining to the System, and has such rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby as are necessary to construct and operate the


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System. There is not and has not been any unauthorized use, infringement or misappropriation of any of intellectual property by any principal or employee of Seller or, to Seller's knowledge, any other person in connection with the System.

        4.15 CONTRACTS. The contracts listed in EXHIBIT F (the "Contracts") are the only contracts and agreements, whether written or oral, by which Seller is bound pertaining to the System. The Contracts represent the entire agreement of Seller and the respective parties to the Contracts (other than RFP's and proposals which are referred to in such agreements). Seller is not in default under any Contract, and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach by Seller; and Seller has no knowledge of a default by any other party to any of the Contracts. The Contracts are in good standing and in full force and effect without amendment thereto except as described in EXHIBIT F, and, except as disclosed in SCHEDULE 2, Seller is entitled to all benefits thereunder, and Seller has performed all obligations required to be performed by it under the Contracts.

        4.16 EQUIPMENT. SCHEDULE 1 sets forth a complete list of the equipment used in the System. All such equipment is owned by Seller free and clear of all liens, except as disclosed in SCHEDULE 2, and such equipment comprises the only equipment used by the Seller to carry on the business of the System prior to the Effective Date. All such equipment has been properly maintained and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.

        4.17 ACCESS TO INFORMATION. Seller understands that Buyer is a publicly traded company and that Buyer is under an SEC requirement to conduct and obtain an audit of the System prior to Closing, performed in accordance with generally accepted accounting principles. Between the Effective Date and the Closing Date, Seller will (i) afford Buyer and its authorized representatives reasonable access, during ordinary business hours and upon two (2) business days' notice, to all books, records, offices and other facilities and properties of Seller pertinent to the System and permit Buyer and its authorized representatives to make such inspections thereof as they may reasonably request,
(ii) make available to Buyer during ordinary business hours and upon five (5) business days' notice, all senior management personnel of Seller responsible for the management of the System for the purpose of obtaining information regarding the System, and (iii) furnish Buyer with such financial and operating data and other information


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with respect to the financial statements, business and properties of Seller pertinent to the System as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller. Any information provided to Buyer pursuant to this Agreement shall be held by Buyer in the strictest confidence. No investigation pursuant to this
Section 4.17 shall affect any representation or warranty of Seller herein or the conditions to the obligations of Buyer hereunder.

        4.18 TAXES. All tax returns, including those covering, without limitation, income and sales taxes, and any other federal, state or local taxes, filed by Seller were in all material respects true, complete and correct and prepared in accordance with the requirements of the income tax or other tax laws applicable to Seller. Seller has paid or will have paid prior to the due date on such tax returns (or has validly contested or will validly contest in a manner in compliance with the procedures established therefor) all taxes shown to be due on such tax returns, and has filed all related tax returns required to be filed. Seller has no liability, obligation or commitment for the payment of income taxes, corporation taxes or any other taxes or duties of whatever nature or kind, or interest or penalties with respect thereto arising before the Closing Date or arising as a result of the transactions contemplated by this Agreement, except such as are disclosed in the Divisional Financial Statements or such taxes or duties not yet due as have arisen since the Interim Date in the usual and ordinary course of business and for which adequate provision in the accounts of Seller has been made. Seller is not in arrears with respect to any required withholdings or installment payments of any tax or duty of any kind in respect of the System, and Seller has not filed any waiver or extension of the statute of limitations on assessment of tax for a taxation year of Seller under the IRS Code or any other legislation imposing tax on Seller. There are no pending audits by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by the Seller (nor has there been any claimed failure to pay or report any kind of tax which may be assessed by any such taxing authority against the Seller). The representations and warranties set forth in this Section are made only to the extent that taxes are or may become liens on the System Assets or for which Buyer is or may be liable in the capacity of transferee of the System Assets.

        4.19 ENVIRONMENTAL COMPLIANCE. Except as disclosed in the SCHEDULE 2:

                              (i) Seller has no actual knowledge, without
                    independent investigation or inquiry, that Seller's leased premises used for the System ("Leased Premises") are in

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                    violation of any Environmental Laws (defined below) or
                    environmental permits as a result of actions or events not occasioned by Seller (see items (ii) and (iii) below);

                              (ii) Seller as tenant of its Leased Premises has
                    not released or emitted into the natural environment or discharged or disposed of, at or on, or otherwise acquiesced or participated in the discharge of, at or on, the Leased Premises or any adjoining properties any Hazardous Substances in violation of Environmental Laws;

                              (iii) There are no Hazardous Substances brought in
                    or produced by Seller existing at, in, on, below or within the Leased Premises, or at, in, on, below or within any adjoining properties with respect to which the Seller has any duty under Environmental Laws (except in compliance with Environmental Laws);

                              (iv) Seller is not aware of any notices of
                    non-compliance, complaints, summons, legal actions, charges, work orders, control orders, stop orders, remedial and waste removal or other orders relating to the natural environment currently existing against Seller and pertinent to the System under Environmental Laws and made by any court, governmental authority or third party, and there is no judicial, governmental or third party complaint, action or investigation, and there are no facts of which Seller has notice which could give rise to any such complaint, action or investigation, in respect of the existence on the Leased Premises of Hazardous Substances brought on or introduced by Seller (except in compliance with Environmental Laws);

                              (v) All environmental permits required in order to
                    conduct the business of the System and the operations pertaining to the System or conducted on the Leased Premises by Seller have been obtained, are valid and in full force and effect and are being complied with;

                              (vi) Seller has never been convicted of any
                    offence under Environmental Laws or been found liable in any proceeding to pay any fine or judgment to any person or governmental authority or been required to conduct any clean-up or remediation of the Leased Premises or any adjoining properties, in each case as a result of a release by Seller of any Hazardous Substances from the Leased Premises into the environment or the creation of a nuisance;

                              (vii) Any polychlorinated biphenysis ("PCBs") in
                    use, in storage or existing on the Leased Premises and introduced by Seller are being used, have been stored or exist in such concentration or quantities as, in each case, to comply with all Environmental Laws; and

                              (viii) Seller is not aware of any asbestos or
                    asbestos containing materials in or on the Leased Premises.

For the purposes of this Section 4.19: "Hazardous Substances" means any contaminant, pollutant or dangerous substance which may cause, immediately, or at some future time, material harm or degradation to the environment or material risk to human life, health and safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Laws or which is present in the environment in such quantity or concentration as to contravene any Environmental Laws; and "Environmental Laws" means all statutes, regulations, municipal by-laws, codes, ordinances, decrees, rules, protocols, orders, judicial or administrative or ministerial or regulatory judgments, orders, decisions and rulings, guidelines and policies applicable to Seller and the Leased Premises relating to the protection of the natural environment, health and safety matters or conditions, Hazardous Substances, including but not limited to storage, transportation, treatment and disposal of Hazardous Substances, employee and product safety, releases of pollutants, contaminants, chemical or industrial, toxic or Hazardous Substances into the environment or any building or structure or otherwise relating to the manufacture, processing, distributing, using, treating, storing, transporting or handling of Hazardous Substances.

        4.20 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive the Closing without limitation until the second anniversary of the Closing Date, except that all such representations and warranties with respect to any federal, state or local taxes, or copyright matter will survive until the expiration of the applicable statute of limitations (including any extensions) for such federal, state or local taxes or copyright matter, respectively. The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive the Closing without limitation until the second anniversary of the Closing Date. The period of survival of the representations and warranties prescribed by this Section 4.20 is referred to as the "Survival Period." The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted in written notice to the other party before such expiration indicating the facts or conditions existing that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail).

     5. REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTOR. Each of Buyer and Guarantor hereby makes the following representations and warranties to Seller, each of which is true in all material respects as of the Effective Date and will be true in all material respects as of the Closing Date.


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

          5.1 ORGANIZATION IN GOOD STANDING. Each of Buyer and Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and each has the full power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and any other agreements or documents executed in connection herewith and to consummate the transactions contemplated hereby.

          5.2 AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. The execution, delivery and performance by each of Buyer and Guarantor of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by Buyer and Guarantor, respectively, and do not violate the articles of incorporation or bylaws of either, as such have been amended from time to time as of the Effective Date, and this Agreement constitutes a legal, valid and binding obligation of Buyer and Guarantor, respectively, enforceable against them in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other principles relating to or limiting the rights of contracting parties generally.

          5.3 NO FINDER'S FEES. Neither Buyer nor Guarantor has retained any broker, finder or agent, or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement. If a broker or finder claims that it represented Buyer or Guarantor and that it is entitled to a commission or finder's fee, then Buyer and Guarantor, jointly and severally, shall indemnify, protect, defend and hold harmless Seller from all loss, claim, expense and liability arising out of such claim, including reasonable attorneys fees.

          5.4 CONSENTS. No provision of any material contract, lease, trust agreement, mortgage, indenture or other agreement or instrument to which Buyer or Guarantor is a party or is subject, requires the consent or authorization of any other person or non-governmental entity as a condition precedent to the consummation of the transactions contemplated by this Agreement.

       6. BUYER'S CONTINGENCIES. Buyer's obligation to purchase the System Assets is subject to the satisfaction of the following conditions or Buyer's written waiver of such conditions on or before the Closing Date. Buyer may waive in writing any or all of such conditions in its sole and absolute discretion.

          6.1 SELLERS' PERFORMANCE. Seller's performance of its obligations described in this Agreement, on or before the times and in the manner described herein, in all material respects. Buyer shall notify Seller of any breach hereunder, and Seller shall have thirty (30) days after receiving such notice to cure such breach, which period shall be

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extended for up to an additional thirty (30) days as long as Seller is diligently pursuing cure, provided that in no event shall the Drop Dead Date (as defined in Section 9.1.1 below) be extended pursuant hereto.

          6.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller under this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except with respect to changes to the representations and warranties of Seller under Section 4.9 ("Contracts") above that are made by Seller in the ordinary course of business. Buyer shall notify Seller of any breach hereunder, and Seller shall have thirty (30) days after receiving such notice to cure such breach, which period shall be extended for up to an additional thirty (30) days as long as Seller is diligently pursuing cure, provided that in no event shall the Drop Dead Date (as defined in Section 9.1.1 below) be extended pursuant hereto.

          6.3 FINAL ORDER. The FCC's grant of the FCC File No. 02909-CL-MP-97 Major Modification Application and the FCC's grant of the FCC Approval (including, without limitation, the grant of waivers of Sections 22.137(d)(3)(i) and 22.943(b)(i) of the FCC's Rules, provided the FCC Approval, by its terms, expressly requires grant of such waivers) shall have each become a Final Order of the FCC. For purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC of the transfer is pending, no such stay is in effect, and any deadline for filing any such request designated by statute or regulation has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and any deadline for filing any such appeal or request as designated by statute or rule has passed.

          6.4 LITIGATION. Except as disclosed on EXHIBIT E-2, there shall be no injunction, decree or order issued or known by Buyer or Seller to be threatened by any court, governmental agency or authority, or any litigation pending, known by Buyer or Seller to be threatened or instituted, challenging or seeking to prohibit or enjoin any of the transactions contemplated by this Agreement or which would have a material adverse effect on Buyer's rights under the FCC Authorization or this Agreement; provided, however, that any such threatened matter shall be a contingency to Buyer's obligation to Close only if the threat
(i) could reasonably be expected to result in a proceeding or litigation that

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

has a reasonable likelihood of success, (ii) has occurred within three (3) months prior to Closing, and (iii) if successful, could reasonably be expected to result in a material diminution in the value of the System Assets.

          6.5 OPINION OF COUNSEL FOR SELLER AND THE LLC. Buyer shall have received the written opinions of corporate and FCC counsel for Seller and the LLC (as defined in Section 12.2 below), reasonably satisfactory to Buyer, dated as of the Closing Date, substantially in the forms of attached EXHIBITS G-1, G-2 and G-3.

          6.6 NO TERMINATION OF AGREEMENT. This Agreement shall not have been terminated by any party in accordance with the terms hereof.

          6.7 GRANT OF MAJOR MODIFICATION APPLICATION; BUILD OUT. On November 6, 1998, the FCC granted the major modification Application filed by Seller on June 10, 1998 (FCC File No. 02909-CL-MP-97) (the "Major Modification Application"). From the Effective Date through the Closing, Seller shall diligently proceed with the construction of the System to assure completion of the System by November 6, 1999, in accordance with the provisions of Section 8.2 below.

       7. SELLER'S CONTINGENCIES. Seller's obligation to sell the System
Assets to Buyer is subject to the satisfaction of the following conditions or Seller's written waiver of such conditions on or before the Closing Date. Seller may waive in writing any or all of such conditions in its sole and absolute discretion.

          7.1 BUYER'S PERFORMANCE. Buyer's performance of its obligations described in this Agreement, on or before the times and in the manner described herein, in all material respects. Seller shall notify Buyer of any breach hereunder, and Buyer shall have thirty (30) days after receiving such notice to cure such breach, which period shall be extended for up to an additional thirty
(30) days as long as Buyer is diligently pursuing cure, provided that in no event shall the Drop Dead Date (as defined in Section 9.1.1 below) be extended pursuant hereto.

          7.2 PAYMENT. Payment to Seller of the Deposit and the Final Payment in accordance with Sections 3.1 and 3.2 above.

          7.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer under this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date. Seller shall notify Buyer of any breach hereunder, and Buyer shall have thirty (30) days after receiving such notice to cure such breach, which period shall be extended for up to an additional thirty (30) days as long as Buyer

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

is diligently pursuing cure, provided that in no event shall the Drop Dead Date (as defined in Section 9.1.1 below) be extended pursuant hereto.

          7.4 LITIGATION. There shall be no injunction, decree or order issued or known by Buyer or Seller to be threatened by any court, governmental agency or authority, or any litigation pending, known by Buyer or Seller(s) to be threatened or instituted, challenging or seeking to prohibit or enjoin any of the transactions contemplated by this Agreement or which would have a material adverse effect on Seller's rights under this Agreement; provided, however, that any such threatened matter shall be a contingency to Seller's obligation to Close only if the threat (i) could reasonably be expected to result in a proceeding or litigation that has a reasonable likelihood of success and (ii) has occurred within three (3) months prior to Closing.

          7.5 OPINION OF COUNSEL FOR BUYER. Seller shall have received the written opinion of counsel for Buyer, reasonably satisfactory to Seller, dated as of the Closing Date, in the form of attached EXHIBIT H.

          7.6 NO TERMINATION OF AGREEMENT. This Agreement shall not have been terminated by any party in accordance with the terms hereof.

       8. COVENANTS OF SELLER AND BUYER.

          8.1 ASSIGNMENT APPLICATION AND OTHER GOVERNMENTAL REPORTS AND APPLICATIONS.

              8.1.1 Seller and Buyer will cooperate with the other to prepare and file the application for the assignment of the FCC Authorization to Buyer (the "Assignment Application") as soon as possible after the Effective Date, but in no event later than six (6) business days after the Effective Date.

              8.1.2. Seller and Buyer will cooperate with the other to prepare and file with the Federal Trade Commission and the Department of Justice any required Hart-Scott-Rodino Notification and Report Forms for the consummation of this transaction as soon as possible after the Effective Date, but in no event later than twenty-two (22) business days after the Effective Date.

              8.1.3. Seller and Buyer will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any tax return, audit, or other examination by any taxing authority or judicial or administrative proceeding relating to liability for taxes, will each retain and provide to the other party all records and other information that may be relevant to any such tax return, audit or examination, proceeding or determination and will each provide the other party with any final determination of any such audit or examination, proceeding or

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

determination that affects any amount required to be shown on any tax return of the other party for any period. Without limiting the generality of the foregoing, each of Buyer and Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all tax returns supporting work schedules and other records relating to tax periods or portions thereof ending on or prior to the Closing Date.

          8.2 DESIGN, CONSTRUCTION, MANAGEMENT, OPERATION AND SWITCHING OF THE SYSTEM PRIOR TO CLOSING. Except as otherwise stated in this Agreement, prior to the Closing Date, Seller will retain all rights and obligations related to managing, operating, switching, designing and constructing the System.

              8.2.1. The System shall be constructed under Seller's overall supervision and control, consistent with the requirements of the FCC's policies that control of the System remain vested with Seller prior to receipt of the FCC approval of the assignment of the FCC Authorization to Buyer. Seller will exercise all commercially reasonable efforts to meet applicable construction and operational deadlines specified in the rules and regulations of the FCC so that substantially all of the commercially significant highway and population centers within the Cellular Geographic Service Area of CRS Station KNKR320 are covered by the composite 32 dBu contours of said station prior to expiration of the FCC File No. 02909-CL-MP-97 construction permit, in accordance with EXHIBIT A-1 hereto, as the CGSA is calculated under the formula method specified in Section 22.911(a)(1) of the FCC's rules, 47 C.F.R. ss.22.911(a)(1). Seller will continue with the construction of the System and endeavor to complete the System substantially in accordance with the build-out plan attached hereto as EXHIBIT M (the "Build-out Plan"). To the extent that any aspect of the construction of the System is not fully specified in the Build-out Plan or that Seller finds it necessary to diverge from the specifications set forth in the Build-out Plan in any significant respect, then, prior to performing such construction, Seller will notify Buyer and, if requested, consult with Buyer and implement the suggestions, proposals and recommendations of Buyer, provided that the same are consistent with sound engineering practice. As specified in the Build-out Plan, Seller will continue to utilize Buyer's switch located in Mankato, Minnesota in the Minnesota 10 RSA and will, to the extent feasible, use Nortel equipment for the cellular base stations. Seller and Buyer will cooperate to enable Seller to purchase equipment for the System from Nortel in a manner that maximizes the amount of discount on the purchase of such equipment. This will be accomplished either by a direct

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

purchase of equipment by Seller from Nortel or another vendor(s) or by a purchase by Buyer from Nortel or another vendor(s) with a subsequent invoice by Buyer to Seller, all in compliance with the FCC's control requirements.

              8.2.2. Buyer shall serve as the unpaid construction manager during the period from the Effective Date through either (i) the Closing Date or (ii) the termination of this Agreement, subject to Seller's overall supervision and control, taking into account, however, the proposals of Buyer and Buyer's direct financial support. In this regard, Buyer shall assist Seller with the purchase of certain equipment, as provided above, and manage the installation and testing of equipment and facilities for the System. As construction manager, Buyer shall be expected to carry out its responsibilities in a professional and workman like manner consistent with standards generally applicable to construction managers in the cellular radio industry. Buyer shall provide Seller with bi-weekly progress reports and shall notify Seller promptly of any problems which might prevent realization of the system coverage and performance objectives described below in this paragraph by the date specified therein. Seller shall have the right to terminate Buyer as construction manager, upon fifteen (15) days prior notice,
(i) in the event of Buyer's gross negligence or intentional misconduct in its role as construction manager, or (ii) if, for reasons within the reasonable control of Buyer as construction manager exercising commercially reasonable efforts, Buyer fails to comply substantially with the Build-out Plan and the cellular station sites referred to in EXHIBIT M are not field tested and ready for operation within 30 days following the dates set forth in the deployment schedule included in EXHIBIT M. In the event of any termination as described in the preceding sentence, Buyer shall cooperate in effecting a smooth transition of its construction duties to another manager or to Seller, as the case may be, and remain obligated to proceed to Closing in accordance with the terms of this Agreement. In the event Seller terminates Buyer for any other reason, then Buyer shall cooperate in effecting a smooth transition of its construction duties to another manger or to Seller, as the case may be, but Buyer may, at its option, terminate this Agreement, with return of the Deposit to Buyer.

              8.2.3. Buyer will advance funds to Seller for the buildout of the System (including engineering design, consulting, towers, equipment and any incidental costs in connection therewith, including sales and use taxes) from the Effective Date through either (i) the Closing Date or (ii) the termination of this Agreement, in the form of a loan on an as needed basis (the "Loan") that is secured by the System Assets (other than the FCC Authorization). Buyer shall advance funds under the Loan, at Buyer's option, either to Seller or directly to a third-party vendor,

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

contractor or agent, as specified in Section 8.2.3 below. The Loan shall not bear interest from the Effective Date through June 30, 1999. Thereafter, the Loan shall bear interest at the prime lending rate as announced from time to time by Norwest Bank Minnesota, N.A. or its successors in interest. At Closing, the entire principal balance of the Loan and any interest accrued thereon shall be disposed of as described in Section 3.2 above. In the event the parties do not proceed to Closing, then Seller shall repay the Loan in full within forty (40) days after the date on which its is determined that Closing will not occur (the "Termination Date"), and the outstanding balance of the Loan as of the Termination Date shall bear interest from the Termination Date through the date of repayment at the prime lending rate as announced from time to time by Norwest Bank Minnesota, N.A. or its successors in interest. The Loan shall be evidenced by a promissory note and secured by a security agreement encumbering the System Assets and a pledge of the membership interests of the LLC (as defined in Section 12.2 below) as the holder of the FCC Authorization, in the form of EXHIBITS I, J-1, and J-2, respectively, each of which shall be executed and delivered on the Effective Date.

              8.2.4. The following procedures shall apply to the build-out of the System, which at all times and in all respects shall be subject to the overall supervision and control of Seller, and advances of funds under the Loan. FIRST, and from time to time, Buyer will provide to Seller's designated representative a proposed purchase order (a "Proposal") for equipment, services and other items pertaining to the build-out of the System. Seller shall approve each Proposal or state its reasonable objections thereto within two (2) business days of its receipt of same. Each Proposal that is approved becomes a "Purchase Order." It is anticipated, but not required, that each Purchase Order will include all items pertinent to the completion of construction and installation of one or more cell sites, in accordance with EXHIBIT M. Each Purchase Order will state a maximum price to be paid for all items shown thereon. Buyer shall procure all such items at the lowest possible cost, not to exceed the maximum shown in the Purchase Order, and any savings that Buyer is able to implement shall be for the benefit of the System. SECOND, Buyer (a) will place an order for all System hardware included in each Purchase Order and make suitable arrangements for any services and other items covered thereby and will confirm same in writing to Seller, all within five (5) business days after receipt of each Purchase Order, and (b) will notify Seller when all equipment covered by the Purchase Order has been delivered to the site. THIRD, Buyer will exercise all commercially reasonable diligence to install and test such equipment and construct the cell site, and will notify Seller when the equipment at each site has been installed and fully tested and the site is

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

operational and ready to be placed into service (a "Completion Notice"). In the event that any cell site will not be operational and ready to be placed into service within thirty (30) days after the deployment date for such site set forth in EXHIBIT M, then Buyer must notify Seller of such fact and describe the reasons for the delay and the actions proposed to be taken to expedite completion of the site, with an estimated completion date, as soon as Buyer determines that a delay will occur. FOURTH, upon the receipt of a Completion Notice (or on such earlier date as necessary to make timely payments to all vendors), Seller will submit to Buyer a request for advance under the Loan (a "Loan Request"). FIFTH, upon receipt of a Loan Request, Buyer shall advance funds under the Loan as requested in the Loan Request, at Buyer's option, either to Seller or to a third party vendor, contractor or agent.

              8.2.5. Seller and Buyer each acknowledges that the Build-out Plan sets forth a system design and description that meets its satisfaction in all respects. Furthermore, neither Seller nor Buyer makes any representation or warranty to the other regarding the fitness of the System, as constructed prior to Closing, for any particular purpose. Buyer acknowledges that Seller, in order to implement the system design set forth in the Build-out Plan in certain respects, will require the consents and other agreements of other carriers and other third parties (for example, securing consent for a 32 dBu contour extension). Obtaining such consents and agreements may not be within Seller's control, and Seller may be required to modify the System design in accordance with its inability to obtain certain consents or agreements (subject to Seller's prior notification of Buyer and implementation of Buyer's recommendations that are consistent with sound engineering practice as provided above), in all events with the goal of preserving as much as possible of the originally proposed coverage as described in the Build-out Plan. To the extent that Seller does not complete the construction of the System substantially in accordance with the Build-out Plan and such failure is the result of the actions or inactions of Seller (as opposed to the actions or inactions of Buyer, as Seller's construction manager, or other actions or events beyond the reasonable control of Seller), then (i) Seller agrees to appoint one of three engineers recommended by Buyer to devise a plan to correct such failure, which shall include estimates of costs associated therewith, and (ii) prior to Closing, and as a condition thereof, a portion of the Purchase Price in an amount consistent with such estimates shall be escrowed with the Escrow Agent and used to correct such failure in accordance with the aforesaid plan (with any amounts left over to be paid to, and any shortfalls to be paid by, Seller). Seller's inability to implement fully the System (including coverage contours) as described in the Build-out

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

Plan because of actions or events beyond the reasonable control of Seller will not result in any breach by Seller or liability of Seller under this Agreement or constitute a failure of conditions precedent for Buyer to proceed to Closing.

          8.3 MANAGEMENT OF THE SYSTEM AFTER BUILD-OUT. In the event the Closing has not occurred prior to June 30, 1999 and the "Group A Sites," as shown on EXHIBIT M, have been constructed, field tested and ready for operation by that date (unless failure to achieve such complete construction of the Group A Sites is the result of the actions or inactions of Seller), Seller and Buyer agree to enter into good faith negotiations for Seller to retain Buyer as compensated manager of the System commencing June 30, 1999.

          8.4 SELLER'S EMPLOYEES. All employees employed by Seller in connection with the construction or operation of the System who are not principals in Seller are disclosed in SCHEDULE 4 hereto. Seller will cooperate with Buyer in allowing Buyer to enter into employment arrangements with such employees immediately following the Closing.

       9. PERMITTED TERMINATION OF AGREEMENT.

          9.1 BY BUYER. Buyer shall have the right at any time on or before the Closing Date unilaterally to terminate this Agreement without having any liability to the Seller hereunder except with respect to obligations that survive the termination of this Agreement, if:

              9.1.1. The Closing has not occurred on or before September 30, 1999 (the "Drop Dead Date"); provided however, that the right to terminate this Agreement under this Section 9.1.1 shall not be available to Buyer (i) if the failure to Close by said date is the result of a material breach of this Agreement by Buyer or (ii) while Buyer is in material breach of this Agreement; or

              9.1.2. Any of the representations or warranties of Seller contained in this Agreement are incorrect in any material respect; or

              9.1.3 Any of the contingencies contained in Section 6 of this Agreement are not fulfilled, or cannot be fulfilled, on or before the Closing Date; or

              9.1.4 Seller is in material breach of this Agreement, which material breach remains uncured by Seller thirty (30) days after receiving written notice thereof from Buyer, which period shall be extended for up to an additional thirty (30) days as long as Seller is diligently pursuing cure.

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          9.2 BY SELLER. Seller shall have the right at any time on or before the Closing Date unilaterally to terminate this Agreement without creating any liability to Buyer hereunder except with respect to obligations that survive the termination of this Agreement, if:

              9.2.1. The Closing has not occurred on or before September 30, 1999 (the Drop Dead Date); provided, however, that the right to terminate this Agreement under this Section 9.2.1 shall not be available (i) if the failure to Close by said date is the result of a material breach of this Agreement by Seller or (ii) while Seller is in material breach of this Agreement; or

              9.2.2 Any of the representations or warranties of Buyer or Guarantor contained in this Agreement are incorrect in any material respect; or

              9.2.3. Any of the contingencies contained in Section 7 of this Agreement are not fulfilled, or cannot be fulfilled, on or before the Closing Date; or

              9.2.4 Buyer or Guarantor is in material breach of this Agreement, which material breach remains uncured by Buyer or Guarantor thirty
(30) days after receiving written notice thereof from Seller, which period shall be extended for up to an additional thirty (30) days as long as Buyer or Guarantor is diligently pursuing cure; or

          9.3 EFFECT. Upon such termination in accordance with Sections 9.1 or 9.2, this Agreement shall be of no further force and effect except with respect to the provisions of this Agreement that survive the termination hereof. Such termination shall not be the basis for any liability of the terminating party. In the event of such termination, all documents delivered by any party hereto shall be returned to such party.

          9.4 EXTENSION OF DROP-DEAD DATE. In the event that Closing is not expected to occur by September 30, 1999, then (i) in the event that the FCC has granted the FCC Approval and the parties are awaiting the grant to be by Final Order, the Drop Dead Date will automatically be extended to permit the parties to receive the Final Order and proceed to Closing under this Agreement, and (ii) in the event that the FCC Approval has not been granted but Buyer and Seller both have been advised by the Chief of the FCC's Commercial Wireless Division or any senior attorney in said Division that the FCC Approval is imminent, the Drop Dead Date will automatically be extended from September 30, 1999 until October 31, 1999. If the FCC Approval has been granted by October 31, 1999, then the Drop Dead Date will automatically be extended further to permit the parties to receive the Final Order and proceed to Closing under this

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Agreement. Additionally, Buyer shall have the unilateral option, by notifying
Seller no later than September 1, 1999, to extend the Drop Dead Date for one additional three month period (I.E., until December 31, 1999) for any reason.

      10. INDEMNIFICATION.

          10.1 Each party ("Indemnitor") shall defend, indemnify, and hold harmless the other party ("Indemnitee"), and the Indemnitee's directors, officers, employees, agents, successors, assigns, heirs, and legal representatives, from and against any and all damages, costs, expenses (including reasonable attorneys' fees), claims, actions, liabilities, or losses of any nature whatsoever (collectively the "Liabilities") to which the Indemnitee may become subject as a result of (i) the breach of any of the Indemnitor's covenants, (ii) the untruth or inaccuracy of any of the Indemnitor's representations or warranties set forth herein, or (iii) the injury or death of any individual, or the loss or damage to real or tangible personal property, resulting from the acts or omissions of the Indemnitor or its agents or employees. Indemnitor further agrees to indemnify, defend and hold harmless Indemnitee against any and all debts, liabilities, choses in action, or claims of any nature, absolute or contingent, resulting from any such breach, untruth or inaccuracy, or acts or omissions, which may be incurred to cure, compromise or defend such Liabilities, together with all expenses, including, without limitation, court costs and reasonable legal and other professional fees. It is understood that prior to seeking any remedy under this Section 10, the Indemnitee shall notify the Indemnitor of the breach, untruth, inaccuracy, acts or omissions that are the subject of indemnification (to the extent the same is capable of being cured and such cure would eradicate any actual or potential loss, liability or damage to the Indemnitor), and that the Indemnitor shall have thirty (30) days after receiving such notice to cure or correct such breach, untruth, inaccuracy, acts or omissions, which period shall be extended for up to an additional thirty (30) days as long as Indemnitor is diligently pursuing cure. This
Section 10 shall survive delivery by Buyer of the consideration to be given by it hereunder, any cancellation or termination of this Agreement, including without limitation any termination under Section 9 above, and the Closing hereunder.

          10.2 The parties each acknowledge and agree that no indemnification claim for damages shall be made by any party under this Section 10 unless and until the potential damage claim(s) by such party totals an aggregate of Twenty Five Thousand Dollars ($25,000) or more.

      11. CONFIDENTIALITY, PUBLICITY AND EXCLUSIVITY.

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

          11.1 CONFIDENTIALITY. From the Effective Date of this Agreement until the Closing Date, and thereafter, it may be necessary for the parties mutually to exchange certain information, data and material of a proprietary or confidential nature, whether related to marketing, technical, financial and other matters ("Confidential Information"). To be treated as Confidential Information, information disclosed in writing shall be marked as confidential or proprietary, and the disclosing party shall indicate the confidential nature of the verbal information at the time of disclosure. All Confidential Information, including, without limitation, this Agreement, shall: (i) be received and retained in the strictest confidence by the parties and will be deemed to be proprietary information of the disclosing party, and the recipient(s) agree(s) that it (or they) will not disclose it to third parties other than in connection with the transactions contemplated by this Agreement and further will treat such information, data or material as proprietary using the same degree of care that it (or they) would normally use in protecting it (or their) own proprietary information; and (ii) be used by the parties hereto solely for the purpose of implementing this Agreement. The provisions of this Section 11.1 shall not apply to any Confidential Information which: (i) is known by the receiving party prior to the date hereof, and is not subject to or in violation of any obligation of confidentiality; (ii) is or becomes public knowledge other than by default of the receiving party; or (iii) is obtained by the receiving party from a bona fide third party having free right of disposal of such information.

          11.2 PUBLICITY. Any party may announce the fact that this Agreement has been entered into and, upon Closing, may announce that this transaction has occurred. However, none of the parties hereto shall make any press release or public announcement of the terms of this Agreement, without the prior written consent of the non-disclosing parties. If any party is obligated by law or regulation to make a disclosure, all parties hereto will use their best efforts to cause a mutually agreeable disclosure to be issued.

          11.3 EXCLUSIVITY. Seller hereby agrees not to enter into any discussions, agreement(s) or other commitment(s) to transfer the System Assets with any person or entity other than Buyer during the period commencing on the Effective Date and ending upon the earlier to occur of the Closing Date or the termination of this Agreement.

          11.4 SURVIVAL. Sections 11.1 and 11.2 shall survive any cancellation or termination of this Agreement, including without limitation any termination under Section 9 above, and the Closing hereunder, for a period of two (2) years, and shall otherwise lapse as of the Closing Date.

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

      12. PARTIES IN INTEREST; ASSIGNMENT.

          12.1 GENERAL RULE. No party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement to any other person or entity without the prior written consent of the other party hereto. Any prohibited assignment shall be null and void. Subject to the foregoing, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective heirs, executors, successors and assigns, whether so expressed or not.

          12.2 LLC FORMATION. Notwithstanding the foregoing, the parties contemplate that Seller, prior to the Effective Date and prior to the Closing Date, has created a wholly-owned limited liability company, to be organized in the State of Minnesota (the "LLC"), to which Seller, on the Effective Date and immediately after the execution of this Agreement, will transfer and assign the FCC Authorization and the other System Assets. As a result of such transfer and assignment, Seller will assign all of its rights and obligations under this Agreement to the LLC, which shall accept and assume such rights and obligations and become the "Seller" under this Agreement. Such transfer, assignment and assumption described in the preceding two sentences shall be effected pursuant to a bill of sale, assignment and assumption substantially in the form attached hereto as EXHIBIT O. Also on the Effective Date, Seller will execute and deliver to Buyer a guaranty in the form of EXHIBIT P attached hereto (the "Seller Guaranty"), pursuant to which Seller will guaranty the performance by the LLC of all of its obligations under this Agreement arising after the Effective Date. It is further understood that Seller may dissolve the LLC after Closing, and that, concurrently therewith, the LLC will reassign its rights under this Agreement to Seller. No consent by either Seller or Buyer will be required for any of the aforesaid transfers or assignments.

      13. DISPUTE RESOLUTION. All disputes and claims under this Agreement shall be resolved by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association then in effect. The party not prevailing in the arbitration proceeding shall bear all costs associated with the arbitration, including, without limitation, reasonable attorneys' fees of the prevailing party.

      14. CLOSING AND POST-CLOSING COVENANTS.

          14.1 ADJUSTMENTS. Operation of the System and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of Seller, and thereafter for the

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account of Buyer. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty
(60) days after the Closing Date.

          14.2 ACCOUNTS RECEIVABLE. Buyer shall promptly pay to Seller any accounts receivable (including but not limited to customer and roaming revenues) collected by Buyer after Closing that are attributable to periods prior to the Closing Date. Similarly, Seller shall promptly pay to Buyer any accounts receivable collected by Seller after Closing that pertain to periods after the Closing Date.

      15. MISCELLANEOUS PROVISIONS.

          15.1 NOTICES. Except as otherwise provided in this Agreement, all notices or other communications hereunder shall be deemed to have been duly given when made in writing by an authorized representative of a party and delivered to an authorized representative of the other party or parties either
1) in person or by facsimile transmission, 2) by an overnight courier, messenger, or similar delivery service, or 3) by deposit into the United States Mail, certified or registered mail, postage prepaid, and addressed as follows:

         If to Seller to:                    McElroy Electronics Corporation
                                             27-33 Fredonian Street
                                             Shirley, Massachusetts  01464
                                             Attention: John C. McElroy
                                             Telephone:  (978) 425-4055
                                             Fax:  (978) 425-6116

         with a copy to:               Gurman, Blask & Freedman, Chartered
                                             1400 16th Street, N.W., Suite 500
                                             Washington, D.C.  20036
                                             Attention:  Doane F. Kiechel
                                             Telephone:  (202) 328-8200
                                             Fax:  (202) 462-1784

         If to Buyer to:                     Minnesota Southern Wireless Company
                                             1650 Madison Avenue
                                             Mankato, Minnesota  56002-3248
                                             Attention: F. Ernest Lombard
                                             Telephone:  (888) 386-6430
                                             Fax: (507) 386-3612

         with a copy to:               Blethen, Gage & Krause, PLLP
                                             127 South Second Street
                                             Mankato, Minnesota  56002-3049
                                             Attention:  Michael C. Karp
                                             Telephone:  (507) 345-1166
                                             Fax:  (507) 345-8003

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

         If to Guarantor to:                 Hickory Tech Corporation
                                             221 E. Hickory Street
                                             Mankato, Minnesota  56002-3248
                                             Attention: David A Christensen
                                             Telephone: (507) 387-1713
                                             Fax:  (507) 625-9191

         with a copy to:               Blethen, Gage & Krause, PLLP
                                             127 South Second Street
                                             Mankato, Minnesota  56002-3049
                                             Attention:  Michael C. Karp
                                             Telephone:  (507) 345-1166
                                             Fax:  (507) 345-8003

The address or fax number of a party to which notices or communications are to be sent may be changed by written notice given by such party to the other party pursuant to this Section 15.1. All notices or other communications shall be effective upon delivery or attempted delivery as aforesaid.

          15.2 CONSTRUCTION. The section headings in this Agreement are inserted as a matter of convenience only and shall not affect the construction or the terms of this Agreement in any way. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as all the parties had prepared the same. All exhibits referred to in this Agreement are attached and incorporated by this reference.

          15.3 THIRD PARTY RIGHTS. Nothing in this Agreement shall be deemed to create any right with respect to any person or entity not a party to this Agreement.

          15.4 TIME IS OF THE ESSENCE. The parties hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

          15.5 SPECIFIC PERFORMANCE. Each party represents and warrants that, because of the unique nature of the transactions contemplated by this Agreement, the failure of any party to carry out its obligations to perform this Agreement would cause irreparable injury. The parties accordingly agree that, in addition to any other remedies available to a party, any such failure by any party to perform this Agreement shall be subject to the remedy of specific performance.

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

          15.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise expressly provided, all covenants, representations and warranties contained in this Agreement shall survive for a period of two (2) years after the later to occur of (i) any termination of this Agreement, including without limitation any termination under Section 9 above, and (ii) the Closing hereunder, and shall survive and continue notwithstanding any investigations by or on behalf of Buyer or Seller at any time.

          15.7 ENTIRE AGREEMENT. This Agreement (including all exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented, superseded, canceled or terminated, except by written instrument signed by each and every party hereto, except as otherwise expressly permitted herein.

          15.8 PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is determined invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid, and shall be enforced to the fullest extent permitted by law.

          15.9 WAIVERS. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any other obligation or act shall be deemed an extension of time for performance of any other obligation or act.

          15.10 EXPENSES. Whether or not the Closing occurs, each party to this Agreement shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution or closing of the transactions contemplated by this Agreement, including the preparation, filing and prosecution of its portion of the applications and other materials required under this Agreement, provided that (i) Seller and Buyer shall each be responsible for and shall pay fifty percent (50%) of any charges, fees or taxes (including any transfer taxes but in all instances excluding income and capital gains taxes) incurred in connection with or arising out of the Closing, and (ii) Buyer shall be responsible for the filing fee for any Hart-Scott-Rodino filing.

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

          15.11 FURTHER ASSURANCES. Each party hereto agrees to cooperate with the others in obtaining the FCC Approval, and to take all such actions and execute, acknowledge and deliver any and all additional papers, documents and other assurances, as are reasonably necessary in connection with the performance of its obligations hereunder and to carry out the intent of the parties.

          15.12 SURVIVAL. In addition to those Sections or subsections of this Agreement that expressly contain a survival provision, the parties agree that where the context of any provision indicates an intent that such provision shall survive any cancellation or termination of this Agreement and the Closing hereunder, then it shall survive.

          15.13 RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties to create a fiduciary relationship between Buyer/Guarantor and Seller, a relationship of principal and agent between Buyer/Guarantor and Seller, or a joint venture or any other association between Buyer/Guarantor and Seller.

          15.14 AUTHORITY. Each party hereby covenants and warrants that the person or persons signing on its behalf is or are authorized to do so.

          15.15 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

Seller:

MCELROY ELECTRONICS CORPORATION,
a Massachusetts Corporation

By:
   ------------------------------------
Name:
     ----------------------------------
Its:
    -----------------------------------

Buyer:

MINNESOTA SOUTHERN WIRELESS COMPANY,
a Minnesota Corporation

By:
   ------------------------------------
Name:
     ----------------------------------

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

Its:
    -----------------------------------

Guarantor:

HICKORY TECH CORPORATION,
a Minnesota Corporation

By:
   ------------------------------------
Name:
     ----------------------------------
Its:
    -----------------------------------

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

                         LIST OF SCHEDULES AND EXHIBITS
                         ------------------------------
SCHEDULE 1 - List of System Assets
---------
SCHEDULE 2 - List of Permitted Encumbrances
---------
SCHEDULE 3 - Divisional Financial Statements
---------
SCHEDULE 4 - Seller's Employees
---------
EXHIBIT A  - Map of the Market
---------
EXHIBIT A-1 - Application for Major Modification
-----------
EXHIBIT B  - Form of Bill of Sale, Assignment and Assumption (Seller and Buyer)
---------
EXHIBIT C  - Form of Escrow Agreement
---------
EXHIBIT D  - Copy of FCC Authorization
---------
EXHIBIT E-1 - Litigation Disclosure (Seller)
-----------
EXHIBIT E-2 - Litigation Disclosure (Buyer)
-----------
EXHIBIT F  - List of Contracts
---------
EXHIBIT G-1 - Form of Opinion of Corporate Counsel for Seller
-----------
EXHIBIT G-2 - Form of Opinion of Corporate Counsel for the LLC
-----------
EXHIBIT G-3 - Form of Opinion of FCC Counsel for Seller and the LLC
-----------
EXHIBIT H  - Form of Opinion of Counsel for Buyer and Guarantor
---------
EXHIBIT I  - Form of Promissory Note
---------
EXHIBIT J-1 - Form of Security Agreement (Seller to Buyer)
-----------
EXHIBIT J-2 - Form of Pledge Agreement (Seller to Buyer)
-----------
EXHIBIT J-3 - Form of Security Agreement (LLC to Buyer)
-----------
EXHIBIT K  - Form of Non-competition agreement
---------
EXHIBIT L  - Form of Guarantor Guaranty
---------
EXHIBIT M  - Build-out Plan
---------
EXHIBIT N-1 - Certificate of Authority (Seller)
-----------
EXHIBIT N-2 - Certificate of Authority (Buyer)
-----------
EXHIBIT O  - Form of Bill of Sale, Assignment and Assumption (Seller and LLC)
---------
EXHIBIT P  - Form of Seller Guaranty
---------

The above mentioned schedules and exhibits have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

37